Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

Subsidiary	Jurisdiction of Organization
The Citizens Banking Company	Ohio
SCC Resources, Inc.	Ohio
Mr. Money Finance Co.	Ohio
First Citizens Title Insurance Agency	Ohio
First Citizens Insurance Agency	Ohio
Water Street Properties, Inc.	Ohio